SEPTEMBER 2017

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

FROM THE CEO DESK:

This summer we have been fully concentrating on keeping operating efficiency high. In addition, we have been addressing a million details on the designing and building of a complete expansion of the hammer mills, grain handling, grain storage, slurry tank, heat recovery, dryers, boilers, pumps, beer column, rectifier and many other pumps, lines, instruments and electrical infrastructure.

Just think of trying to plant/ grow/harvest your corn or beans while maintaining a top tier yield per acre while you have drainage being installed, electrical poles and lines being put across the field, natural gas line going crisscross to all those and a couple of windmills as well.

That would be the analogy I would use for what is happening each day at the plant.

I would like to thank all of the truck drivers delivering corn/ chemicals for their great patience with all the roads that are blocked and the constant changing of the routing sometimes twice in one day.

The contractors, truck drivers and employees are working well together in making this all happen while maintaining industry leading efficiency.

Please be safe and enjoy the few remaining days of summer!

-James Broghammer, CEO

"The contractors, truck drivers and employees are working well together in making this all happen while maintaining industry leading efficiency."



ETHANOL.

DRIVING AMERICA'S FUTURE

DISCLOSURE

EMPLOYEE SPOTLIGHT — LINDSAY KUHN, LAB MANAGER



When asked what do I like most about working at Homeland, I would say that my job requires constant learning. It is never boring! I also get to work with a lot of very interesting, very smart people. We are a close knit group. I feel proud to work for an industry that produces a clean, renewable fuel right here in rural Iowa.

Some background about me is that I am a 2005 graduate of New Hampton High School. After graduation I attended Wartburg College in Waverly and received a BA in Chemistry in 2008. I then enrolled in the Professional Science Masters program at UNI in Cedar Falls for Chemistry and Biochemistry. As part of that program I did my internship with Homeland in 2009 and have been here ever since!

I have been married to my husband Jim for 7 years. We have three children- Abby (6yrs), Ryan (4yrs), and Levi (1.5yrs)- and a dog named Daisy. My parents are Peter and Dixie Zeien of New Hampton and my in-laws are Joe and Arlene Kuhn of New Hampton.

I've always enjoyed music. I've been playing the organ and piano at church since I was 14 years old. I like to spend time outdoors with my kids riding bikes and working in the garden.

STAN'S THOUGHTS

Wow! It is sure a busy time at Homeland. Farmers are busy emptying their bins to make room for the new crop. It looks like we will be blessed with a good crop in this area. There is some speculation that it may not be as good as last year, but from the road it looks like it will be a good one regardless. As a result of the heavy movement of corn, we are running very close to full and having to restrict our truck dumping hours. The new bin we are building should be done early in September which will help relieve some of the pressure on our truck dumping hours.

I would like to apologize for the lines and our truck dumping hours. Our expansion, with increased grind and increased corn storage, should all help make the lines better. We thank you all for your patience as we put the finishing touches on the expansion projects during the next couple months. There may be additional delays during September as we attach some of the new equipment.

One producer commented to me when waiting to get through to dump their corn "At least it is not boring waiting in line, there is so much construction activity to watch that the time goes by fast". We appreciate his and everyone's patience as we work thru this busy time.

Homeland has made the investment to make this all go faster and smoother and with our continued success, we will look at additional ways to improve our process even more. We thank the members and directors of Homeland for the investment in our facility and our corn customers for their continued support.

Remember, it all starts with the CORN at Homeland.

Thanks

-Stan "The man from Homeland" Wubbena,

Commodity & Risk Manager

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q2 2017

Ethanol production at Homeland increased in the second three month period of 2017 as compared to first quarter. This increase in production, along with slightly better margins, resulted in a net profit of $6.2 million, or $96.42 per unit for the three-month period. During the first half of 2017, Homeland generated net income of approximately $10.4 million, or $160.74 per unit. The 2016 results for the same period were $11.2 million, or $173.64 per unit.

In June, the Homeland Board of Directors voted unanimously to distribute a portion of the 2017 profits to its owners. As a result, a distribution of $139 per unit was declared to members of record as of June 16, 2017. This distribution was issued to members in early July.

Bank financing in the form of a $30 million term loan for the expansion project closed at the end of the second quarter. The long term portion of the loan is reflected in Long-term Liabilities on the balance sheet below. Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET					
		06/30/17	03/31/17	12/31/16	09/30/16
Current Assets	$	90,607,932	71,206,954	76,835,075	88,300,227
Property & Equipment		127,282,420	117,542,256	117,806,502	109,501,142
Other Assets		22,129,610	4,077,633	4,143,322	4,343,778
Total Assets		240,019,962	192,826,843	198,784,899	202,145,147
Current Liabilities	$	60,378,713	37,435,344	47,424,337	36,995,461
Long-term Liabilities		27,000,000	-	123,190	157,992
Total Members' Equity		152,641,249	155,391,499	151,237,372	164,991,694
Total Liabilities & Equity		240,019,962	192,826,843	198,784,899	202,145,147
Book Value – 64,585 Outstanding Membership Units		2,363	2,406	2,342	2,555

INCOME STATEMENT					
3 Months Ended		06/30/17	03/31/17	12/31/16	09/30/16
Revenue	$	71,505,612	63,156,498	76,805,359	64,675,851
Cost of Goods Sold		64,764,136	58,021,453	60,930,812	55,045,329
Operating Expenses		732,835	1,294,320	1,039,044	9,630,522
Operating Income		6,008,641	3,840,725	14,835,503	8,503,535
Other Income (Loss)		218,424	312,402	(237,010)	167,829
Net Income		6,227,065	4,154,127	14,598,493	8,671,364
Net Income Per Unit	$	96.42	64.32	226.04	134.26

"This increase in production, along with slightly better margins, resulted in a net profit of $6.2 million, or $96.42 per unit for the three-month period."



EXPANSION UPDATE:


RTO & Stack
Boiler
2 Dryers

Aerial Overview of the Energy Center



Cranes in the air are a common sight at Homeland lately (as many as 6 at a time up to 500 ton capacity)

EXPANSION UPDATE:


New Energy Center
(2 Dryers, RTO, Boiler)
2 New Hammermills
& Surge Bin
New 1.2MM Bu
Grain Bin
2 New Fermenters

Aerial Overview of Expansion Projects

LEGAL PROCEEDINGS UPDATE IN RETTERATH CASE:

Homeland filed suit against Steve Retterath in August 2013 to enforce the Membership Unit Repurchase Agreement ("MURA") that Mr. Retterath and Homeland signed in June 2013. The MURA contains the terms by which Homeland will repurchase all of Mr. Retterath's units in Homeland. Mr. Retterath, however, refused to close on the MURA by the required date, so Homeland filed the lawsuit seeking a court order that Mr. Retterath must specifically perform his obligations and close on the repurchase of his units.

A trial took place between January 16 and January 20, 2017. On June 15, 2017, the court entered a Ruling in favor of Homeland, ordering that Mr. Retterath must perform his obligations under the MURA and conclude the sale of his units to Homeland per the terms of the MURA. Post-trial motions are currently being heard by the Court, which include Mr. Retterath's motion for a new trial and motion to reconsider the Court's Ruling. If he is unsuccessful with his post-trial motions, Homeland expects Mr. Retterath will appeal.

In approximately August 2016, Mr. Retterath filed counterclaims against Homeland and new claims against numerous past and present members of the Homeland Board and Homeland employees, seeking, among other things, payment of his share of profit distributions from August 1, 2013, to now. The court bifurcated those claims, meaning they were not part of the January trial or June Ruling, but will be the subject of litigation, and possibly a separate trial, in the future.



2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.

Homeland Energy Solutions